EXHIBIT 99.2

DATA DIMENSIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31,	December 31,
	2001	2000
Current assets:
Cash and cash equivalents	$1,932	$2,110
Accounts receivable, net	7,539	11,523
Income tax receivable	4,809	4,500
Prepaid and other current assets	1,065	973
Deferred income taxes	—	130

Total current assets	15,345	19,236

Equipment and furniture, net	2,924	2,952
Deferred income taxes	—	280
Other assets	660	667

Total assets	$18,929	$23,135

Current liabilities:
Accounts payable	$861	$1,057
Accrued compensation and commissions	1,404	1,638
Other accrued liabilities	546	1,393

Total current liabilities	2,811	4,088

Other long term liabilities	198	192

Total liabilities	3,009	4,280

Commitments and contingencies (Note 2)

Stockholders’ equity:
Common stock, $.001 par value; 20,000 shares authorized; 13,673 issued in 2001 and 2000	14	14
Additional paid in capital	24,844	24,775
Treasury stock, at cost; 112 shares in 2001 and 2000	(3,034)	(3,034)
Cumulative comprehensive loss	(550)	(371)
Accumulated deficit	(5,354)	(2,529)

Total stockholders’ equity	15,920	18,855

Total liabilities and stockholders’ equity	$18,929	$23,135

The accompanying notes are an integral part of these financial statements.

DATA DIMENSIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Month Periods Ended March 31,
	2001	2000
Revenue	$6,452	$7,625
Direct costs	4,494	5,298

Gross margin	1,958	2,327
Selling, general and administrative expenses	4,591	5,500

Loss from operations	(2,633)	(3,173)
Other (income) expense, net	62	(47)

Loss from continuing operations before income tax	(2,695)	(3,126)
Income tax expense (benefit) from continuing operations	130	(1,219)

Loss from continuing operations, net of tax	(2,825)	(1,907)
Loss from discontinued operations, net of tax	—	(370)

Net loss	$(2,825)	$(2,277)

Loss per share-basic
From continuing operations	$(0.21)	$(0.14)
From discontinued operations	—	(0.03)

	$(0.21)	$(0.17)

Loss per share-diluted
From continuing operations	$(0.21)	$(0.14)
From discontinued operations	—	(0.03)

	$(0.21)	$(0.17)

Weighted average shares outstanding—basic	13,561	13,557
Weighted average shares outstanding—diluted	13,561	13,557
Net loss	$(2,825)	$(2,277)
Other comprehensive loss—foreign currency translation adjustments	(179)	(25)

Comprehensive loss	$(3,004)	$(2,302)

The accompanying notes are an integral part of these financial statements.

DATA DIMENSIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Month Periods Ended March 31,
	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,825)	$(2,277)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	464	1,395
Deferred income tax expense (benefit)	410	(200)
Other non cash items	75	(170)
Changes in certain operating assets and liabilities
Accounts receivable	384	4,617
Income tax receivable	(309)	1,064
Prepaid and other assets	(85)	(483)
Accounts payable	(196)	(275)
Accrued compensation and commissions	(234)	(1,403)
Other accrued liabilities	(847)	(343)
Other	(179)	(17)

Net cash provided by (used in) operating activities	(3,342)	1,908

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment and furniture	(436)	(620)
Proceeds from sale of discontinued operations	3,600	—
Proceeds from sale of equipment and furniture	—	36

Net cash provided by (used in) investing activities	3,164	(584)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of capital lease obligations	—	(467)
Proceeds from issuance of common stock	—	10

Net cash used in financing activities	—	(457)

Net increase (decrease) in cash and cash equivalents	(178)	867
Cash and cash equivalents, beginning of period	2,110	10,390

Cash and cash equivalents, end of period	$1,932	$11,257

Cash paid during the period for:
Interest	$6	$76
Income taxes	$—	$3

The accompanying notes are an integral part of these financial statements.

DATA DIMENSIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1: Business and Basis of Presentation

Business

Data Dimensions, Inc. and its subsidiaries (“Data Dimensions” or the “Company”) provide comprehensive outsourced software quality assurance and test solutions and application development and maintenance services. From 1991 through 1999, the Company derived the majority of its revenue by providing solutions specifically related to the millennium date change (“Y2K”). From 1997 until 2000 the Company provided data center outsourcing services. This operation was sold in December 2000.

On March 8, 2001, the Company signed an Agreement and Plan of Reorganization with Lionbridge Technologies, Inc., as amended on March 16, 2001. The agreement calls for the Company to be acquired pursuant to an exchange of the Company’s common stock for shares of common stock of Lionbridge. The approximate value of the transaction is $15 million based on the value of the shares on the date of agreement. The transaction must be approved by the Company’s stockholders at a special meeting for stockholders which is scheduled to be held on June 21, 2001.

Basis of Presentation

The consolidated financial statements present the consolidated financial position and results of operations of the Company in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with such rules and regulations.

The financial information included herein for the three month periods ended March 31, 2001 and 2000 is unaudited; however, such information reflects all adjustments consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the consolidated financial position, results of operations, comprehensive income and cash flows for the interim periods. The financial information as of December 31, 2000 is derived from the Company’s audited consolidated financial statements. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto, which are included in the Company’s 2000 Annual Report on Form 10-K.

The results of operations for the 2001 interim period presented are not necessarily indicative of the results to be expected for the year ending December 31, 2001 or any future interim period, and the Company makes no representation related thereto.

Certain amounts have been reclassified in the prior period financial statements to conform with the current period presentation.

NOTE 2: Commitments and Contingencies

The Company is from time to time involved in various claims and legal proceedings of a nature considered by Company management to be routine and incidental to its business. In the opinion of Company management, after consultation with outside legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the Company’s financial position, results of operations or liquidity.

NOTE 3: Reconciliation of Earnings Per Share

Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of common stock issuable upon exercise of stock options using the treasury stock method.

For the three months ended March 31, 2001 and 2000, respectively, options and warrants to purchase 2,095 and 1,881 common shares at prices of $0.25 to $33.88 and $0.25 to $34.75 were excluded from the computation of diluted loss per share because inclusion would have had an anti-dilutive effect.

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